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                                                                   EXHIBIT 10.12


                             BILLING CONCEPTS CORP.
                          EMPLOYEE STOCK PURCHASE PLAN



1.       PURPOSE

         The Billing Concepts Corp. Employee Stock Purchase Plan (the "Plan") is designed to encourage employees of Billing Concepts Corp. ("Billing") and its participating Subsidiaries (collectively, the "Company"), where permitted by applicable laws and regulations, to acquire an equity interest in Billing through the purchase of shares of the common stock, par value $0.01 per share, of Billing ("Common Stock"). These purchases are intended to establish a closer identification of employee, Company and stockholder interests and to provide employees with a direct means of participating in the Company's growth and earnings. It is anticipated that Plan participation will motivate employees to remain in the employ of the Company and give greater efforts on behalf of the Company. This Plan is intended to constitute an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

2.       DEFINITIONS

         The following words or terms, when used herein, shall have the following respective meanings:

         "Closing Market Price" refers to the reported closing sales price for shares of the Common Stock as so reported in The Wall Street Journal for that day.

         "Committee" shall refer to the committee appointed by the Billing Board of Directors to administer this Plan.

         "Designated Broker" refers to the securities brokerage company that will assist Billing in administering the Plan and which may be designated from time to time by the Committee. Initially the Designated Broker is Merrill Lynch & Co.

         "Effective Date" means August 1, 1996, the first Enrollment Date under the Plan.

         "Employee" refers to all full-time and part-time employees, employed by Billing or a Subsidiary on a continuous basis.

         "Employee Contribution Amounts" refers to the amounts contributed by employees via payroll deduction.

         "Enrollment Date" refers to August 1, 1996, the first Enrollment Date under the Plan, the first day of the initial six-month Participation Period ending January 31, 1997, and after that latter date, refers to February 1 and August 1, the first day of the succeeding six-month Participation Periods which continue thereafter.

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         "Enrollment Period" refers to the designated period that precedes each
         Enrollment Date during which employees eligible to participate are provided the opportunity to enroll in the Plan. The Enrollment Period is approximately two weeks in duration and, generally, will expire approximately 10 to 14 days prior to the Enrollment Date. The exact dates for each Enrollment Period will be communicated to all eligible employees prior to the Enrollment Period.

         "Exercise Date" refers to the last stock trading day in a Participation Period.

         "Fair Market Value" refers to the Closing Market Price on either the first or last stock trading day in the Participation Period as determined in accordance with Section 9.

         "Participant" refers to any employee meeting the eligibility requirements specified in Section 5 who has enrolled in the Plan.

         "Participation Period" refers to the six-month period from the Effective Date through January 31, 1997, and after that latter date refers to periods of February 1 through July 31 and August 1 through January 31, during which periods payroll deductions will be made to purchase stock under the Plan, or such other period as the Committee may at any time prescribe.

         "Plan" shall refer to this Billing Concepts Corp. Employee Stock Purchase Plan.

         "Prior Plan" refers to the U.S. Long Distance Corp. Stock Purchase Plan, the stock purchase plan of Billing's former parent.

         "Subsidiary" refers to any present or future corporation that is a "subsidiary corporation" of the Company within the meaning of Section 424 of the Code.

3.       ADMINISTRATION OF THE PLAN

         The Plan shall be administered by the Employee Stock Purchase Plan Committee (the "Committee") appointed by the Board of Directors of Billing (the "Board"), which Committee shall consist of at least three
         (3) persons, who need not be members of the Board. The members of the Committee shall supervise the administration and enforcement of the Plan according to its terms and provisions and shall have all powers necessary to accomplish these purposes and discharge its duties hereunder including, but not limited to, the power to interpret the Plan, to make factual determinations and resolve issues of eligibility, stock price determination, or any other issues arising under the Plan or as a result of participation of Participants in the Plan.

         The Committee may act by majority decision of its members at a regular or special meeting of the Committee or by decision reduced to writing and signed by all members of the Committee without holding a formal meeting. Vacancies in the membership of the Committee arising from death, resignation or other inability to serve shall be filled by appointment by the Board as soon as possible. All decisions by the Committee shall be




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         final and conclusive and binding upon all Participants and the Company.

4.       NATURE AND NUMBER OF SHARES

         The Common Stock subject to issuance under the terms of the Plan shall be shares of Billing's authorized but unissued shares. The aggregate number of shares that may be issued under the Plan shall not exceed two million (2,000,000) shares of Common Stock. If the total number of shares that Employees elect to purchase under the Plan exceeds the shares available, the Committee will allot shares among Employees.

         In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, spin-off, combination of shares, merger, consolidation, offering of rights or other similar change in the capital structure of Billing, the Committee may make such adjustment, if any, as it deems appropriate in the number, kind and purchase price of the shares available for purchase under the Plan, in the maximum number of shares that may be issued under the Plan and in the Participation Periods, subject to the approval of the Board and in accordance with Section 20 of the Plan.

         If Billing is acquired in a transaction whereby it is not the surviving entity or all or substantially all of Billing's assets are acquired, the Committee shall determine a Plan termination date. This date shall precede the expected effective date of such acquisition by not more than sixty (60) days. Employee Contribution Amounts accumulated during the period between the most recent Enrollment Date and Plan termination date shall be used to purchase shares for Participants in the manner provided in Section 9 utilizing the Plan termination date as the Exercise Date for determining the purchase price for shares of Common Stock. In the event the Plan is terminated and the acquisition transaction is not consummated, the Plan may be reactivated on a date determined by the Committee.

5.       ELIGIBILITY REQUIREMENTS

         Each Employee, except as described in the next following paragraph, shall become eligible to participate in the Plan in accordance with this Section 5 on the first Enrollment Date following employment by the Company. Participation in the Plan is voluntary.

         The following Employees are not eligible to Participate in the Plan:

         i) Employees who have not completed at least six (6) months of continuous service with the Company as of the Enrollment Date; and

         ii) Employees who would, immediately upon enrollment in the Plan, own directly or indirectly, or hold options or rights to acquire, an aggregate of five percent (5%) or more of the total combined voting power or value of all outstanding shares of all classes of Billing or any Subsidiary.

         Employees of any corporation that may become a Subsidiary after the Effective Date shall automatically be deemed to be eligible for participation under this Plan effective as of the Enrollment Date following the date (1) the corporation became a Subsidiary and (2) the Employees satisfied the continuous service requirements described above.



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         All service with the former parent corporation of Billing or a subsidiary of such former parent will be taken into account as continuous service for purposes of this Section 5.

6.       ENROLLMENT

         Each eligible Employee of the Company as of the Effective Date will become an eligible Employee in the Plan on the Effective Date if immediately prior to the Effective Date he or she was eligible to participate in the Prior Plan. Each other Employee of the Company who thereafter becomes eligible to participate may enroll in the Plan on the February 1 and August 1 Enrollment Dates following the date he or she first meets the eligibility requirements of Section 5 of the Plan. Any eligible Employee not enrolling in the Plan when first eligible may enroll in the Plan on the next succeeding February 1 or August 1 Enrollment Date. In order to enroll, an eligible Employee must complete, sign and submit the appropriate forms during the Enrollment Period to Billing's Human Resources Department. Continued enrollment in subsequent periods shall be automatic and no additional documentation is required, unless a Participant desires to revise the Employee Contribution Amount for the subsequent Participation Period. Employee Contribution Amounts shall remain constant if not changed at the Employee's request during an Enrollment Period. In order to terminate Plan participation, at any time, or change Employee Contribution Amounts during an Enrollment Period, the participant must complete, sign and submit the appropriate forms to Billing's Human Resources Department.

7.       GRANT OF RIGHT TO PURCHASE SHARES ON ENROLLMENT

         Enrollment in the Plan by an Employee on an Enrollment Date will constitute the grant by Billing to the Participant of the right to purchase shares of Common Stock under the Plan. Re-enrollment or continued enrollment by a Participant in the Plan will constitute a grant, on the Enrollment Date on which such re-enrollment or continued enrollment occurs, by Billing to the Participant of a new right to purchase shares of Common Stock. A Participant who has not terminated employment shall have shares of Common Stock automatically purchased for him or her on the applicable Exercise Date. The participant shall automatically be re-enrolled in the Plan for subsequent Participation Periods at the same Employee Contribution Amount, unless the Participant notifies Billing's Human Resources Department on the appropriate forms that he or she elects not to re-enroll or desires to change his or her Employee Contribution Amount. A Participant who has suspended payroll deductions during any Participation Period must re-enroll on the appropriate forms to participate in the Plan in any future Participation Periods.

         Each right to purchase shares of Common Stock under the Plan during any participation Period shall have the following terms:

         i) the right to purchase shares of Common Stock during any Participation Period shall expire on the earlier of (A) the completion of the purchase of shares on the Exercise



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                  Date or (B) the date on which the Participant terminates
                  employment;

         ii) in no event shall the right to purchase shares of Common Stock during any Participation Period extend beyond twenty-seven
                  (27) months from the Enrollment Date;

         iii) payment for shares purchased shall be made only with amounts contributed through payroll deductions;

         iv) purchase of shares shall be accomplished only in accordance with Section 9;

         v)       the price per share shall be determined as provided in Section
                  9;

         vi) the right to purchase shares of Common Stock (taken together with all other such rights then outstanding under this Plan and under all other similar stock purchase plans of Billing or any Subsidiary) will in no event give the Participant the right to purchase a number of shares of Common Stock during a Participation Period in excess of the number of shares of Common Stock derived by dividing $12,500.00 by the Fair Market Value of the Common Stock on the applicable Grant Date, as defined in Section 9, determined in accordance with Section 9; and

         vii) the right to purchase shares of Common Stock shall in all respects be subject to the terms and conditions of the Plan, as interpreted by the Committee from time to time.

8.       METHOD OF PAYMENT

         Payment of shares of Common Stock shall be made as of the applicable Exercise Date with amounts contributed through payroll deductions collected over the Plan's designated Participation Period, with the first such deduction commencing with the payroll period ending after the Enrollment Date. Each Participant will authorize such deductions from his or her pay for each month during the Participation Period. No changes in monthly deduction amounts are permitted subsequent to the Enrollment Period other than ceasing ongoing payroll deductions for the remainder of the Participation Period. Payroll deductions will be made in equal installments on each of the first two payrolls of each month during the Participation Period. No lump sum or prepayments are permitted. Employees may select any monthly Employee Contribution Amount as long as the following requirements are met:

         i)       at least $10.00 is deducted each month;

         ii)      amount selected is a multiple of $5.00;

         iii) total amount deducted does not exceed Employee's net pay of their base salary; and

         iv) the aggregate of monthly deduction amounts does not exceed $10,625.00 in any Participation Period (under this Plan and under all other similar stock purchase plans




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                  of Billing or any Subsidiary). If for any reason a
                  Participant's contributions to the Plan exceed $10,625.00 during any Participation Period, such excess amounts shall be refunded to the Participant as soon as practicable after such excess has been determined to exist.

         A Participant may suspend payroll deductions at any time during a Participation Period by given written notice to Billing's Human Resources Department on the appropriate forms, which will be processed effective for the first payroll period that is administratively feasible. In such case, the Participant's account balance shall still be used to purchase Common Stock at the end of the Participation Period. Any Participant who suspends payroll deductions during any Participation Period cannot resume payroll deductions during such period and must re-enroll in the Plan during a subsequent Enrollment Period in order to participate in any future Participation Periods.

         Except in the case of termination of employment, the amount in a Participant's account at the end of any Participation Period shall be applied to the purchase of shares, as provided in Section 9.

9.       PURCHASE OF SHARES

         The right to purchase shares of Common Stock granted by the Company under the Plan is for the term of a Participation Period. The price to be paid for the Common Stock to be purchased at the expiration of such Participation Period shall be determined as the lower of: (a) 85% of the Closing Market Price on the first trading day of the Participation Period (Grant Date) or (b) 85% of the Closing Market Price on the last trading day in the Participation Period (Exercise Date). These dates constitute the date of grant and the date of exercise for valuation purposes under Section 423 of the Code.

         The number of shares of Common Stock, including fractional shares, purchased on behalf of a Participant shall be recorded in the Designated Broker stock trading account established for each Participant as soon as administratively feasible, but no later than five (5) business days following the last business day of the preceding Participation Period. The number of shares purchased shall be computed by dividing the aggregate Employee Contribution Amount by the price for the Common Stock determined in the manner described in the preceding paragraph. Participants shall be treated as the record owners of the shares, with all rights of a stockholder, effective as of the date the shares are posted to the Participant's stock trading account. Any fees associated with maintaining these stock trading accounts shall be the obligation of the Company.

10.      WITHDRAWAL OF SHARES

         The record of shares of Common Stock purchased shall be maintained in an individual stock trading account established at the Designated Broker on behalf of the Participant until the shares are either withdrawn or sold. A Participant may elect to withdraw all shares held in his or her account at any time (without withdrawing from the Plan) by giving notice to the Designated Broker. Upon receipt of such notice, the Designated Broker will arrange for



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         either (a) the issuance and delivery of all shares held in the
         Participant's account as soon as administratively feasible or (b) the sale of the shares, as described by the Participant.

         Certificates shall be issued only in the following situations:

                  i)       if the Participant requests a certificate; or

                  ii) if the Participant terminates employment with the Company and requests a certificate.

         In both of these cases, the Participant will be required to notify the Designated Broker and pay an issuance fee. The share certificate will be issued to the Participant as soon as administratively feasible after the receipt by the Designated Broker of the required form and payment of the issuance fee.

         Fractional shares shall be handled as follows: For share withdrawals, only whole shares will be certified and issued to Participants. A payment will be made to the Participant for any fractional shares owned by the Participant. This payment shall be computed using the Closing Market Price of a share of Common Stock on the date the withdrawal is processed by the Designated Broker. For shares sold, Participants shall receive credit for all whole and fractional shares at the actual price for which the shares were sold.

11.      INCOME TAX OBLIGATIONS

         Participants shall be responsible for all personal income tax obligations associated with selling shares of Common Stock purchased through this Plan. The Committee recommends that each Participant seek competent, professional tax advice prior to enrolling in the Plan to ensure he or she fully understands the tax consequences resulting from stock sales.

12.      TERMINATION OF PARTICIPATION

         The right to participate in the Plan terminates immediately when a Participant ceases to be employed by Billing or any Subsidiary. Employee Contribution Amounts collected prior to the date of termination of employment shall be paid in cash. The cash shall be delivered to the Participant as soon as administratively feasible following the end of the Participation Period in which the Participant's employment terminates. Employee Contribution Amounts for Participants who are on a Leave of Absence will be used to purchase Common Stock at the conclusion of the Participation Period in accordance with Section 9.

13.      DEATH OF A PARTICIPANT

         As soon as administratively feasible after receiving notification of the death of a Participant, Employee Contribution Amounts collected prior to the date of termination of employment shall be paid in cash to the Participant's estate. No additional shares of Common Stock may be purchased on behalf of a Participant after notification of death is received. All assets in a Participant's stock trading account will remain in the Participant's account until the person


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         whom the Participant has elected a joint tenant, with or without right of survivorship, or the representative of the Participant's estate requests delivery thereof from the Designated Broker and submits such documentation as the Designated Broker may require to show proof of entitlement thereto.

14.      ASSIGNMENT

         The rights of a Participant under the Plan shall not be assignable or otherwise transferable by the Participant except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order . No purported assignment or transfer of any rights of a Participant under the Plan, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the purported assignee or transferee any interest or right therein whatsoever, but immediately upon such assignment or transfer, or any attempt to make the same, such rights shall terminate and become of no further effect. If the foregoing provisions of this Section 14 are violated, the Participant's election to purchase Common Stock shall terminate and the only obligation of the Company remaining under the Plan shall be to pay the person entitled thereto the Employee Contribution Amount then credited to the Participant's account. No Participant may create a lien on any funds, securities, rights or other property held for the account of the Participant under the Plan, except to the extent permitted by will or the laws of descent and distribution if beneficiaries have not been designated. A Participant's right to purchase shares of Common Stock under the Plan shall be exercisable only during the Participant's lifetime and only by him or her.

15.      COSTS

         Billing will pay all expenses incident to establishing and administering the Plan. Expenses to be incurred by Participants shall be limited to brokerage fees relating to sales of stock from the Participant's account (as described herein), issuance fees (as described in Section 10) and any personal income tax obligations.

16.      REPORTS

         At least annually, the Company shall provide or cause to be provided to each Participant a report of their Employee Contribution Amounts and the shares of Common Stock purchased with such Employee Contribution Amounts by that Participant on each Exercise Date.

17.      EQUAL RIGHTS AND PRIVILEGES

         All eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an "employee stock purchase plan" within the meaning of Section 423 or any successor provision of the Code and related regulations. Any provision of the Plan that is inconsistent with Section 423 or any successor provision of the Code shall without further act or amendment by the Company be reformed to comply with the requirements of Section 423. This Section 17 shall take precedence over all other provisions in the Plan.



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18.      RIGHTS AS A STOCKHOLDER

         A Participant shall have no rights as a stockholder under his or her rights to purchase Common Stock until he or she becomes a stockholder as herein provided. A Participant will become a stockholder with respect to shares for which payment has been completed as provided in
         Section 9 effective as of the date the shares are posted to the Participant's stock trading account.

19.      MODIFICATION AND TERMINATION

         The Board may amend or terminate the Plan at any time as permitted by law, with the exception that the provisions of the Plan (including, without limitation, the provisions of Sections 8 and 9) that constitute a formula award for purposes of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"), may not be amended more than once every six (6) months, other than to comply with changes in the Code, or the rules thereunder. No amendment shall be effective unless within one
         (1) year after the change is adopted by the Board it is approved by the holders of a majority of the voting power of Billing's outstanding shares:

                  i) if and to the extent such amendment is required to be approved by stockholders to continue the exemption provided for in Rule 16b-3 (or any successor provision); or

                  ii) if such amendment would cause the rights granted under the Plan to purchase shares of Common Stock to fail to meet the requirements of Section 423 of the Code (or any successor provision).

20.      BOARD AND STOCKHOLDER APPROVAL; EFFECTIVE DATE

         The Plan was approved by the Board and by the sole stockholder of Billing on July 10, 1996. The Plan will become effective as of August 1, 1996.

21.      GOVERNMENTAL APPROVALS OR CONSENTS

         The Plan and any offering or sale made to Employees under the Plan are subject to any governmental approvals or consents that may be or become applicable in connection therewith. Subject to the provisions of
         Section 19, the Board may make such changes in the Plan and include such terms in any offering under the Plan as may be desirable to comply with the rules or regulations of any governmental authority.

22.      USE OF FUNDS

         All Employee Contribution Amounts received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such amounts.


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23.      NO ADDITIONAL PURCHASE RIGHTS OR EMPLOYMENT RIGHTS

         Other than for rights to purchase Common Stock under the Plan, the Plan does not, directly or indirectly, create any right for the benefit of any Employee or class of Employee to purchase any shares under the Plan, or create in any Employee or class of Employee any right with respect to continuance of employment with the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, any Employee's employment at any time.

24.      EFFECT OF PLAN

         The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan, including, without limitation, such Employee's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.

25.      GOVERNING LAW

         The laws of the State of Delaware will govern all matters relating to the Plan except to the extent superseded by the laws of the United States or the property laws of any particular state.

26.      NO PAYMENT OF INTEREST

         No interest will be paid or allowed on any Employee Contribution Amounts or amounts credited to the account of any Participant.

27.      OTHER PROVISIONS

         The agreement to purchase shares of Common Stock under the Plan shall contain such other provisions as the Committee and the Board shall deem advisable, provided that no such provision shall in any way conflict with the terms of the Plan.



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